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Exhibit 5

May 16, 2003

HPSC, Inc.
60 State Street Boston, MA 02109-1803

Gentlemen:

        We have acted as counsel for HPSC, Inc., a Delaware corporation (the "Company") with respect to a proposed offering (the "Offering") of a maximum of 200,000 shares of the Company's Common Stock, $.01 par value per share, (such shares, the "Common Shares") to eligible employees, consultants and non-employee directors of the Company pursuant to the HPSC, Inc. 2002 Supplemental Stock Incentive Plan (the "2002 Plan") which was adopted by the Board of Directors of the Company on May 14, 2002. We have assisted you in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the Offering.

        We have made such examination of law and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and such other documents, including the 2002 Plan, as we have considered relevant and necessary for the opinions hereinafter set forth.

        Based on the foregoing, we express the following opinions:

  1.
  The Common Shares have been duly authorized by all necessary corporate action of the Company.

  2.
  The 2002 Plan has been duly adopted by the Company.

  3.
  The Common Stock, upon issuance and delivery against payment as provided in the 2002 Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                                                          Very truly yours,

                                                                                          DAY, BERRY & HOWARD LLP

DWT/epo

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  Exhibit 5